Exhibit 10.17

COMPENSATION INFORMATION FOR NON-EMPLOYEE DIRECTORS

Medivation, Inc.

2009 Cash Compensation for Non-Employee Directors

Annual Retainer, all members	$30,000
Annual Retainer for Chairman	$10,000
Annual Retainer for Committee Chairs:
Audit Committee	$7,500
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$5,000
Fee per Board Meeting:
Attended in Person	$2,000
Attended Telephonically	$1,000
Fee per Committee Meeting:
Attended in Person	$1,000
Attended Telephonically	$500

Medivation, Inc.

2009 Equity Compensation for Non-Employee Directors

Each non-employee director receives an annual grant of an option to purchase 15,000 shares of the Company’s Common Stock at the next available date of grant pursuant to the Company’s Stock Option Grant Date Policy following the Annual Meeting of Stockholders for the applicable year.